Exhibit 10.1

September 21, 2011

Eugene R. Allspach

4654 Spruce Street

Bellaire, Texas 77401

Dear Gene:

Subject to the provisions of this letter, we would like to offer you the opportunity to participate in the growth of TPC Group (the “Company”) as a member of our Senior Leadership Team. You will report to Michael T. McDonnell, President and Chief Executive Officer, in the position of Senior Vice President — Corporate Development, on or before September 26, 2011.

Base Salary and Target Bonus

Your annual base salary will be $350,000 paid as earned in accordance with the Company’s payroll practices and subject to federal and state withholding taxes. You will also participate in the Company’s Senior Management Incentive Plan, which provides you with eligibility for a target bonus of 50% of your base salary, 100% of which is based upon the achievement of Company targets set by the Compensation Committee of the Board of Directors. For calendar year 2011, any payment under the Senior Management Incentive Plan will be prorated based upon your start date.

Long Term Incentive Compensation

You will also be a participant in the Company’s Long Term Incentive Plan (“LTIP”) as follows:

•      Initial Award: As soon as reasonably practicable on or after September 26, 2011, you will receive a restricted stock unit award with a grant date value of $300,000, which shall vest as follows:

(i)     1/3 of the RSUs (rounded down) will vest on January 1, 2013;

(ii)    1/3 of the RSUs (rounded down) will vest on January 1, 2014; and

(iii)   the balance of the RSUs will vest on January 1, 2015;

provided that you have been continuously employed by the Company from the grant date through the applicable vesting date.

•      Subsequent Awards: In addition to the foregoing Initial Award, you will be eligible to receive an award under the LTIP for calendar year 2012 with a grant date target value of 65% of your base salary on the date of grant. Such award may come in the form of any of the award vehicles allowed pursuant to the LTIP, with such form to be determined by the Compensation Committee of the Board of Directors.

Each of these awards is anticipated to be documented through the Company’s standard award agreements approved by the Compensation Committee of the Board of Directors and provided to other senior executives of the Company.

Benefits

The Company offers a Discretionary Contribution Plan/401K Plan that provides the opportunity for wealth accumulation on a tax-advantaged basis. The Company also has a full range of insurance benefits, which includes Medical Insurance, Dental Insurance, Life Insurance, LTD Insurance and Medical Spending Account. You have the option of receiving the cash equivalent in lieu of such benefits. TPC Group also has salary continuation for short-term illness and a vacation program, which for you will be set at six (6) weeks per calendar year, to be prorated for calendar year 2011 based upon your start date.

Executive Severance Plan

As soon as reasonably practicable, the Compensation Committee shall make you a Tier 1 participant in the Company’s Executive Severance Plan. The terms and conditions of your participation in the Executive Severance Plan are set forth more fully in the plan document as in effect from time to time and will be made available to you on your request.

Contingencies of Offer

This offer is contingent upon your cooperation with the completion of the necessary pre-hire paperwork, satisfactorily completion of a background check as required by the Company and the Transportation Workers Identification Credential (TWIC) Program along with passing a pre-employment drug/alcohol test and physical.

Gene, as you are aware, the position we have discussed will play an important role in our future plans. We are excited about the opportunities and growth the Company will experience with this position, and we believe your knowledge, experience, and demonstrated skills will fit in well with our plan to grow and add value to TPC Group.

Please feel free to contact me should you have any questions. If you agree to the terms stated herein, please sign below and return a copy of the executed letter to me.

Sincerely,

/s/ Michael T. McDonnell

Michael T. McDonnell

President and Chief Executive Officer

ACCEPTED AND AGREED BY:

/s/ Eugene R. Allspach
Eugene R. Allspach

September 21, 2011
Date